Exhibit 10.31

LEASE

by and between

BMR-134 COOLIDGE AVENUE LLC,

a Delaware limited liability company

and

BLEND THERAPEUTICS, INC.

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 12th day of December, 2011 (the “Execution Date”), by and between BMR-134 COOLIDGE AVENUE LLC, a Delaware limited liability company (“Landlord”), and BLEND THERAPEUTICS, INC. a Delaware corporation (“Tenant”).

RECITALS

A.        WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 134 Coolidge Avenue, Watertown, Massachusetts, including the building located thereon; and

B.        WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located on the first (1st) floor of the building in which the Premises are located (the “Building”), pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.         Lease of Premises.

1.1.        Effective on the Term Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto, including mechanical spaces, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses. The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as “Common Area.” Subject to the Rules and Regulations (as defined below) and the terms of this Lease, Tenant shall have the non-exclusive right, as appurtenant to the Premises, to use the Common Areas, including the loading dock.

2.         Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.        This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2.        In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and “Tenant’s Pro Rata Share” are both subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Term Commencement Date)

Approximate Rentable Area of Premises	16,518 square feet

Approximate Rentable Area of Project	37,684 square feet

Tenant’s Pro Rata Share of Project	43.83%

2.3.        Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, subject to adjustment under this Lease:

Dates Square Feet of Rentable Area Base Rent per Square Foot of Rentable Area Monthly Base Rent Annual Base Rent

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent

Months 1 – 3	16,518	$0.00 annually	$0.00	$0.00

Months 4 – 12	16,518	$15.25 annually	$20,991.63	N/A

Months 13 – 27	16,518	$22.88 annually	$31,494.32	N/A

Months 28 – 39	16,518	$31.42 annually	$43,249.63	$518,995.56

Months 40 – 51	16,518	$32.35 annually	$44,529.78	$534,357.30

2.4.        Estimated Term Commencement Date: July 1, 2012

2.5.        Estimated Term Expiration Date: September 30, 2016

2.6.        Security Deposit: $83,504.00, comprised of the “Initial Security Deposit” of $27,834.66 and the “Additional Security Deposit” of $55,669.34

2.7.        Permitted Use: Office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8.        Address for Rent Payment:    BMR-134 Coolidge Avenue LLC

  P.O. Box 51919, Unit A

  Los Angeles, California 90051-6219

2.9.        Address for Notices to Landlord:       BMR-134 Coolidge Avenue LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Vice President, Real Estate Counsel

2.10.        Address for Notices to Tenant:        Blend Therapeutics, Inc.

134 Coolidge Avenue

Watertown, Massachusetts 02472

Attn: Michael J. Morin, Ph.D.,

COO and President R&D

A copy of all notices to Tenant shall be sent to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attn: Jeffrey L. Quillen, Esq.

2.11.        Address for Invoices to Tenant:       Blend Therapeutics, Inc.

134 Coolidge Avenue

Watertown, Massachusetts 02472

Attn: Michael J. Morin, PhD.,

COO and President R&D

2.12.        The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A-1	Premises
Exhibit A-2	Temporary Space
Exhibit B	Tenant Improvements
Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date
Exhibit D	Maintenance Matrix
Exhibit E	Form of Letter of Credit
Exhibit F	Rules and Regulations
Exhibit G	Intentionally omitted
Exhibit H	Tenant’s Personal Property
Exhibit I	Form of Estoppel Certificate
Exhibit J-1	Exterior Building Signage Locations
Exhibit J-2	Signage Zoning Ordinance
Exhibit J-3	Tenant’s Corporate Logo

3.        Term. The actual term of this Lease (as the same may be extended pursuant to Article 41 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term Commencement Date (as defined in Article 4) and end on the date that is forty-eight (48) months after the actual Term Commencement Date (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein.

4.         Possession and Commencement Date.

4.1.        Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Term Commencement Date, with the work (the “Tenant Improvements”) required of Landlord described on Exhibit B Substantially Complete (as defined below). The Tenant Improvements shall be completed by Landlord, at Landlord’s sole expense, in a good and workmanlike manner in compliance with Applicable Laws. Landlord shall initially engage Vanderweil Process and Industrial Design-Construction, LLC (“P&IDC”) as the general contractor for construction of the Tenant Improvements; provided, however, that Landlord, in its reasonable discretion and upon notice to Tenant, may terminate P&IDC and engage a different general contractor to complete the Tenant Improvements. Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated Term Commencement Date for any reason, then (a) this Lease shall not be void or voidable, (b) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (c) the Term Expiration Date shall be extended accordingly and (d) Tenant shall not be responsible for the payment of any Base Rent, the Property Management Fee (as defined below) or Tenant’s Share of Operating Expenses (as defined below) until the actual Term Commencement Date as described in Section 4.2 occurs. The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with Exhibit B, as certified by Landlord’s architect, except for minor punch list items, and Landlord has received a temporary or permanent certificate of occupancy for the Premises. Landlord shall use reasonable efforts to complete all punch list items in a timely manner and with minimal interference to Tenant’s use of the Premises. Notwithstanding anything in this Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below) and Tenant Delay (defined below). In the event that Landlord receives a temporary certificate of occupancy, Landlord shall subsequently obtain a permanent certificate of occupancy. If Landlord has failed to Substantially Complete the Tenant Improvements on or prior to the Estimated Term Commencement Date, as such date may be equitably extended to reflect any delay as a result of Force Majeure (as defined below) and Tenant Delay (defined below), then Tenant shall be entitled to one (1) day of abatement of Base Rent for the Premises for every day past the Estimated Term Commencement Date (as it may be equitably extended) that Substantial Completion of the Tenant Improvements has not occurred. Any such Base Rent abatements shall be credited against the Base Rent due from Tenant commencing on the first day of the fourth month of the Term.

4.2.        The “Term Commencement Date” shall be the later of (a) the Estimated Term Commencement Date, and (b) the day Landlord tenders possession of the Premises to Tenant with the Tenant Improvements Substantially Complete. If possession is delayed by action of Tenant (a “Tenant Delay”), then the Term Commencement Date shall remain as set forth above, but Tenant shall pay Landlord Base Rent, the Property Management Fee and the Tenant’s Share of Operating Expenses for each day possession is actually delayed by such Tenant Delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.

4.3.        Landlord shall permit Tenant to enter upon the Premises thirty (30) days prior to the Term Commencement Date for the purpose of installing telephone and communication systems, security equipment, related cabling, and furniture and the placement of personal property. As a condition to such early entry, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 23 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent, the Property Management Fee or Tenant’s Share of Operating Expenses; and provided, further, that if the Term Commencement Date is delayed due to such early access, the same shall constitute Tenant Delay, and Tenant shall pay Landlord Base Rent, the Property Management Fee and the Tenant’s Share of Operating Expenses for each day the Term Commencement Date is actually delayed by such Tenant Delay.

4.4.        Tenant shall have the right to occupy on a temporary basis the approximately three thousand ninety-four (3,094) square feet of Rentable Area (as defined below) located on the second (2nd) floor and depicted on Exhibit A-2 attached hereto (the “Temporary Space”), from January 3, 2012 through the day that is ten (10) days after the Term Commencement Date (or such later date as mutually agreed to by Landlord and Tenant in writing) (the “Occupancy Period”). Tenant shall vacate the Temporary Space as of the expiration of the Occupancy Period in the condition required by Section 26. Tenant’s occupancy of the Temporary Space shall (i) include the appurtenant, non-exclusive right to use the Common Areas and (ii) be subject to the terms and conditions of this Lease, except that (a) Tenant shall not be responsible for any Base Rent or the Property Management Fee with respect to the Temporary Space (provided, however, that, if Tenant does not comply with the preceding sentence, Tenant shall be responsible for Base Rent with regard to the Temporary Space beginning on the expiration of the Occupancy Period, until Tenant has complied with Section 26); (b) Tenant shall not be entitled to perform any alterations to the Temporary Space or receive any improvement allowance; and (c) Tenant shall not to assign or sublease the Temporary Space. During the Occupancy Period, Tenant shall pay Landlord Tenant’s Share of Operating Expenses with respect to the Temporary Space. During the Occupancy Period, Tenant’s Pro Rata Share of the Project shall be seven and forty-eight hundredths percent (7.48%).

4.5.        Landlord shall make available to Tenant an allowance not to exceed Eighty-Two Thousand One Hundred Thirty-Five and 00/100 Dollars ($82,135.00) (based upon Five Dollars ($5.00) per square foot of Rentable Area (as defined below)) (the “Soft Cost Allowance”). The Soft Cost Allowance may be applied to the costs of (i) data/telecom cabling, (ii) security systems and (iii) furniture (collectively, “Soft Cost Expenses”).

(a)        Notwithstanding anything to the contrary set forth elsewhere in this Lease, Landlord shall not have any obligation to expend any portion of the Soft Cost Allowance until Landlord and Tenant shall have approved in writing the budget for the Soft Cost Expenses (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Soft Cost Expenses as they become due.

Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Soft Cost Expenses that exceed the amount of the Soft Cost Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Soft Cost Expenses that is proposed by Tenant.

(b)        Upon submission by Tenant to Landlord of (i) a statement (a “Fund Request”) setting forth the total amount of the Soft Cost Allowance requested, (ii) a summary of the Soft Cost Expenses incurred, (iii) invoices from contractors, vendors, material suppliers and other parties requesting payment with respect to the amount of the Soft Cost Allowance then being requested, (iv) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Soft Cost Expenses and (v) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Soft Cost Expenses that correspond to the Fund Request, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to the applicable contractors, vendors, material suppliers and other parties or to Tenant (for reimbursement for payments made by Tenant prior to Landlord’s approval of the Approved Budget to such contractors, subcontractors or material suppliers), as elected by Landlord, the amount of Soft Cost Expenses set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Soft Cost Expenses is approved in accordance with Section 4.5(a), and any Fund Request under this Section shall be subject to the payment limits set forth in this Section 4.5.

(c)        To the extent that the total projected cost of Soft Cost Expenses (as projected by Landlord) exceeds the Soft Cost Allowance (such excess, the “Excess Soft Costs”), Tenant shall pay such Excess Soft Costs promptly after receipt of an invoice therefor. In no event shall any unused Soft Cost Allowance entitle Tenant to a credit against Rent payable under this Lease.

(d)        Tenant shall have until two (2) months following the Term Commencement Date (the “Soft Cost Deadline”), to expend the unused portion of the Soft Cost Allowance, after which date Landlord’s obligation to fund such costs shall expire.

5.         Condition of Premises. Tenant acknowledges that, except as expressly provided in this Lease (including Section 12.11), neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business. Tenant acknowledges that (a) it is fully familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date (subject to Landlord’s obligations to complete punch list work) and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to (i) the Tenant Improvements and (ii) Landlord’s maintenance obligations under Section 18.1. Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair. Without limiting the foregoing, in the event of a defect in the Tenant Improvements, Landlord will endeavor to pursue any warranty rights it has, that have not been assigned to Tenant, with respect to such defect. Landlord shall warrant all mechanical, electrical and plumbing systems newly installed as part of the Tenant Improvements (as detailed on Exhibit B attached hereto) serving the Premises as of the Term Commencement Date for the first year of the Term. Tenant shall give notice to Landlord whenever any such defect becomes reasonably apparent and, if Landlord receives such notice within the first year of the Term, Landlord shall repair such defect as soon as practicable at Landlord’s sole cost and expense and not as an Operating Expense.

6.         Rentable Area.

6.1.        The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Project, as applicable.

6.2.        The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3.        The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

7.         Rent.

7.1.        Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term.

7.2.        In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s Share (as defined below) of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3.        Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8.         Intentionally omitted.

9.         Operating Expenses.

9.1.        As used herein, the term “Operating Expenses” shall include:

(a)        Government impositions imposed on the Property, including property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving the Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project, or penalties and interest incurred by reason of Landlord’s failure to timely pay any taxes or other impositions of a Governmental Authority to the extent relating to a period in which Tenant was not in default of its obligations to pay Base Rent, Tenant’s Share of Operating Expenses or other payments under this Lease (and to the extent Tenant was in default of such obligations, shall only include interest and penalties to the extent in excess of interest at the Default Rate and late fees actually paid to Landlord by Tenant); and

(b)        All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the root security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures (i) for replacing obsolete equipment, (ii) for the primary purpose of reducing Operating Expenses or (iii) required by any Governmental Authority to comply with changes in Applicable Laws that take effect after the Execution Date (collectively, “Permitted Capital Expenditures”), in each case amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles not to exceed ten (10) years; costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons to the extent they perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord (or which would have been reimbursable had Landlord carried the insurance required by this Lease); principal, interest and other expenses for loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements that are provided for in Subsection 9.1(b)); taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a); rent under any ground lease; capital expenditures other than Permitted Capital Expenditures; costs to rent equipment that, if purchased, would not constitute a Permitted Capital Expenditure; reserves; expenses for any item or service not provided to Tenant but provided to certain other tenant(s) in the Project; expenses for any item or service which Tenant pays directly to a third party or separately pays to Landlord; management fees (other than the Property Management Fee); costs incurred due to the gross negligence or willful misconduct of Landlord or its agents and employees; penalties, fines and other costs incurred due to violation of Applicable Laws by Landlord and any interest or penalties attributable to late payment by Landlord of any Operating Expenses to the extent relating to a period in which Tenant was not in default of its obligations to pay Base Rent, Tenant’s Share of Operating Expenses or other payments under this Lease (and to the extent Tenant was in default of such obligations, shall only include interest and penalties to the extent in excess of interest at the Default Rate and late fees actually paid to Landlord by Tenant); and costs and expenses of investigating, monitoring and remediating Hazardous Materials that (i) existed on the Property prior to the Execution Date, (ii) are caused by any other tenant of the Building, (iii) are located in the Common Areas, but only to the extent that

Landlord, after employing reasonable efforts, can identify the responsible party (and in such event, Landlord shall use reasonable efforts, short of litigation, to pursue such parties for reimbursement of any such costs prior to including such amounts in Operating Expenses), (iv) are covered by Landlord’s environmental insurance for the Project (provided, however, that Landlord shall have the right to include any deductibles under such environmental insurance in Operating Expenses), or (v) are caused by Landlord’s gross negligence or willful misconduct. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses (such excess, together with Tenant’s Pro Rata Share, “Tenant’s Share”).

9.2.        Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x)        The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. For the first three (3) months of the Term, the Property Management Fee shall be calculated as if Tenant were paying Twenty Thousand Eight Hundred Seventy-Six and 00/100 Dollars ($20,876.00) per month for Base Rent.

(y)        Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be due and payable within ten (10) days after Tenant’s receipt of a statement. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(z)        Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.3.        Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project.

9.4.        Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within forty-five (45) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor; provided that Tenant shall in all events pay the amount specified in Landlord’s annual statement, pending the results of the Independent Review and determination of the Accountant(s), as applicable and as each such term is defined below. If, during such forty-five (45) period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s statement of Tenant’s Share of

Operating Expenses, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses, and such information as Landlord reasonably determines to be responsive to Tenant’s written inquiries. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent public accounting firm hired by Tenant on an hourly basis and not on a contingent-fee basis (at Tenant’s sole cost and expense) and approved by Landlord (which approval Landlord shall not unreasonably withhold or delay) audit and review such of Landlord’s books and records for the year in question as directly relate to the determination of Operating Expenses for such year (the “Independent Review”). Landlord shall make such books and records available at the location where Landlord maintains them in the ordinary course of its business. Landlord need not provide copies of any books or records. Tenant shall commence the Independent Review within fifteen (15) days after the date Landlord has given Tenant access to Landlord’s books and records for the Independent Review. Tenant shall complete the Independent Review and notify Landlord in writing of Tenant’s specific objections to Landlord’s calculation of Operating Expenses (including Tenant’s accounting firm’s written statement of the basis, nature and amount of each proposed adjustment) no later than sixty (60) days after Landlord has first given Tenant access to Landlord’s books and records for the Independent Review. Landlord shall review the results of any such Independent Review. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Independent Review. If, as of sixty (60) days after Tenant has submitted the Independent Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Watertown, Massachusetts area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results, and if such excess is more than ten percent (10%) of Tenant’s obligations for such calendar year, then Landlord shall also reimburse Tenant for the costs of the Independent Review and the reasonable cost of the Accountant(s). In all other cases Tenant shall pay the cost of the Independent Review and the cost of Tenant’s Accountant, and Landlord shall pay the cost of its Accountant. If the parties agree or the Accountant(s) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results.

9.5.      Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date (except with respect to the Temporary Space as set forth in Section 4.4); provided, however, that if Landlord shall permit Tenant possession of the Premises prior to the Term Commencement Date for the conduct of Tenant’s business (as opposed to installation of equipment, cabling furniture and personal property pursuant to Section 4.3), Tenant shall be responsible for Operating Expenses from such earlier date of possession. Tenant’s responsibility for Tenant’s Share of Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.6.      Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.7.      Within three (3) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to this Lease or Exhibit B.

9.8.      In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of such variable Operating Expenses by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) one hundred percent (100%) of the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses; provided, further, that Landlord shall not recover variable Operating Expenses that are attributed to vacant portions of the Building.

10.      Taxes on Tenant’s Property.

10.1.    Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2.    If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, within ten (10) days after demand, repay to Landlord the taxes so paid by Landlord.

10.3.    If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, including the Tenant Improvements, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11.      Security Deposit.

11.1.    Tenant shall deposit with Landlord on or before (a) the Execution Date, the Initial Security Deposit set forth in Section 2.6 and (b) thirty (30) days following the closing of Tenant’s Series B financing or other financing in which no less than Ten Million and 00/100 Dollars ($10,000,000.00) is raised, but in no event later than March 31, 2013, the Additional Security Deposit set forth in Section 2.6 (collectively, (a) and (b), the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant Defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

11.2.    In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3.    Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.

11.4.    If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5.    If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6.    The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a)      If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is sixty (60) days after the then-current Term Expiration Date, a letter of credit in the form of Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord agrees that, as of the Execution Date, Comercia N.A. is an acceptable issuer of the L/C Security. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Except with respect to the Initial Security Deposit and the Additional Security Deposit delivered at the times set forth in Section 11.1, Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b)      If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c)      Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) sixty (60) days after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d)      Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e)      If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12.      Use.

12.1.    Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2.    Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3.    Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4.    Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6.    No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7.    No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises visible from outside the Premises or the Building without Landlord’s prior written consent. Signage shall conform to Landlord’s design criteria. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Building monument signage, interior signs on entry doors to the Premises and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Landlord’s sole cost and expense, and shall be of a size, color and type and be located in a place acceptable to Landlord. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. Tenant shall have Signage rights for the Premises substantially consistent with the Signage permitted for comparable Tenants in the Project, as Landlord reasonably determines. Subject to Landlord’s consent (in its sole discretion), Tenant, at its sole cost and expense, shall have the right to install Signage on the exterior face of the Building in the location shown on Exhibit J-1 attached hereto; provided, that if Tenant elects to install such exterior Building Signage, at Landlord’s option, Landlord may install such exterior Building Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor. As feasible, based on size and material constraints, Tenant’s Signage (other than the directory tablet signage) may incorporate, at Tenant’s election and subject to Landlord’s review and approval, Tenant’s corporate logo, graphics and colors. All Signage installed pursuant to this Section shall be consistent with the size and illumination requirements set forth in the Zoning Ordinance, Watertown Planning Board, Watertown, Massachusetts, amended October 26, 2010 attached hereto as Exhibit J-2. Landlord hereby approves Tenant’s current corporate logo, graphics and colors shown on Exhibit J-3 attached hereto.

12.8.    Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9.    Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

12.10.    Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11.    Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. Notwithstanding the foregoing, and without limiting Tenant’s responsibilities under this Section, at the time of Landlord’s delivery of the Premises, all base building systems serving the Premises, including HVAC, electrical, life safety and plumbing, shall be in good working condition and suitable for the Permitted Use, the Common Area shall be ADA compliant and the Premises and all Common Area corridors shall comply with the applicable building code. This Section (as well as any other provisions of this Lease dealing with indemnification of the Landlord Indemnitees by Tenant or exoneration of the Landlord from liability shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” The indemnification provisions of this Section shall survive the expiration or earlier termination of this Lease.

12.12.    Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable Governmental Authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable Governmental Authority with respect to such chemical safety program and (b) this Section. Notwithstanding the foregoing, Tenant shall obtain and maintain during the Term (m) any permit required by the MWRA (“MWRA Permit”) and (n) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank (as defined below) in the Building. Tenant shall not introduce anything into the Acid Neutralization Tank (x) in violation of the terms of the MWRA Permit, (y) in violation of Applicable Laws or (z) that would interfere with the proper functioning of the Acid Neutralization Tank. Landlord agrees to reasonably cooperate with Tenant in order to obtain the MWRA Permit and the wastewater treatment operator license. Tenant shall be solely responsible for any costs incurred pursuant to this Section. In the event that Landlord elects to connect the Acid Neutralization Tank to other premises in the Building pursuant to Section 16.12 below, Landlord shall obtain and maintain the MWRA Permit and a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to the use of the Acid Neutralization Tank in the Building, Tenant shall reasonably cooperate with Landlord in order to obtain the MWRA Permit and the wastewater treatment operator license and Tenant shall reimburse Landlord within ten (10) business days after demand for Tenant’s Share of any costs incurred by Landlord pursuant to this Section.

13.      Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1.    Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

13.2.    This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs.

13.3.    Tenant shall have a non-exclusive, irrevocable license to use Tenant’s Pro Rata Share (which, as of the Execution Date, is three and two tenths (3.2) spaces for each one thousand (1,000) square feet of Rentable Area of the Premises) of parking facilities serving the Building in common on an unreserved basis with other tenants of the Building during the Term.

13.4.    Tenant agrees not to unreasonably overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to determine that parking facilities are becoming overcrowded and to limit Tenant’s use thereof. Upon such determination, Landlord may reasonably allocate parking spaces among Tenant and other tenants of the Building or the Project. Nothing in this Section, however, is intended to create an affirmative duty on Landlord’s part to monitor parking.

13.5.    Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located.

13.6.    This Lease is subject to that certain Notice of Activity and Use Limitation dated October 4, 2000 and recorded in Book 31900, Page 468 of Middlesex County official records.

13.7.    Subject to the terms of this Lease including the Rules and Regulations, Tenant shall have the non-exclusive, right to access the freight loading dock twenty-four (24) hours a day, at no additional cost.

14.      Project Control by Landlord.

14.1.    Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely interfere with the Permitted Use of the Premises.

14.2.    Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord; provided, however, that Landlord’s exercise of its rights under this Section shall not materially adversely interfere with the Permitted Use of the Premises.

14.3.    Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4.    Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (1) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in Subsection 14.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15.      Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease.

16.      Utilities and Services.

16.1.    Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. Gas and electricity shall be sub-metered to the Premises. If any such utility, for example, water, is not separately metered to Tenant, Tenant shall pay Tenant’s Share of all charges of such utility jointly metered with other premises as Additional Rent or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and if Tenant is determined to be consuming the utility in question at a rate materially greater than the average consumption by Building occupants on a consistent basis, charge Tenant with the actual cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s Pro Rata Share of any utilities, then Tenant shall pay Landlord for Tenant’s Share of such utilities to reflect such excess. In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate utility usage that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) one hundred percent (100%) of the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Share of the product of (y) and (z), subject to adjustment based on actual usage as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs.

16.2.    Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism;

shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; or other causes beyond Landlord’s control (excluding Landlord’s and Tenant’s financial difficulties) (collectively, “Force Majeure”) or Landlord’s negligence. In the event of such failure, (a) Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, (b) Tenant shall not be relieved from the operation of any covenant or agreement of this Lease and (c) Landlord shall diligently use commercially reasonable efforts to restore such utility or service.

16.3.    Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4.    Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water required or consumed in the Premises based upon Tenant’s Pro Rata Share of the Building or Project (as applicable) beyond the existing capacity of the Building or the Project usually furnished or supplied for the use set forth in Section 2.7 or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.

16.5.    If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6.    Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.

16.7.    Landlord shall provide water from the municipal water supply or similar source and sanitary sewer service in Common Areas for lavatory, water fountain and landscaping purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water in the Common Areas for any purpose other than ordinary lavatory or water fountain purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.8.    Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and utility systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or utility service when prevented from doing so by Force Majeure or Landlord’s negligence; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure or Landlord’s negligence; provided that Landlord shall diligently use commercially reasonable efforts to restore such service.

16.9.    Intentionally omitted.

16.10.  For the Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning systems used for the Permitted Use only (“HVAC”) and (b) subject to clause (a) above, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment.

16.11.  For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

16.12.  The Building is currently serviced by a common laboratory waste sanitary sewer connection from the pH neutralization room on the first (1st) floor of the Building to the municipal sewer line in the street adjacent to the Building. As part of the Tenant Improvements, Landlord shall furnish and install a separate acid neutralization tank (the “Acid Neutralization Tank”) that is connected to the Premises. Until Tenant’s receives notice that Landlord desires to cause the Acid Neutralization Tank to serve other premises of the Building in addition to the Premises, Tenant shall have the exclusive right to use the Acid Neutralization Tank in accordance with Applicable Laws. Landlord shall be allowed to connect the Acid Neutralization Tank to other premises in the Building, in which case Tenant, shall have the non-exclusive right to use its proportionate share of the Acid Neutralization Tank in accordance with Applicable Laws, in common with other tenants in the Building. Until such time as the Acid Neutralization Tank serves Tenant and tenants of the Building other than Tenant, Tenant shall directly pay for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”); provided, however, that if the Acid Neutralization Tank is being used by other tenant(s) or occupant(s) of the Building at any time during the Term, then, during such time period, Landlord shall pay such Tank Costs directly, and Tenant, as a portion of its Operating Expenses, shall reimburse Landlord for Tenant’s proportionate share of such Tank Costs. Notwithstanding the foregoing, in the event the Acid Neutralization Tank is damaged or repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by Tenant, Tenant shall be responsible for one hundred percent (100%) of the cost of any repairs or replacement required as a result of such improper use by Tenant, regardless of whether the Acid Neutralization Tank is then being used by other tenant(s) or occupant(s) of the Building. Similarly, if the Acid Neutralization Tank is damaged, or if repairs to the Acid Neutralization Tank are required as a result of the improper use of the Acid Neutralization Tank by other tenant(s) or occupant(s) of the Building, then Tenant shall have no responsibility for the cost of any repairs or replacements required as a result of such improper use by such other tenant(s) or occupant(s). Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any Governmental Authority caused by Tenant’s improper use of the Acid Neutralization Tank.

16.13.   Subject to the provisions of Article 16 and Article 18, Landlord shall provide the following services. Such services shall be considered Operating Expenses:

(a)    Janitorial service for the Common Areas in the Building of a level that is consistent with other first-class office/laboratory buildings in the Watertown submarket;

(b)    Lighting of the main lobby, common washrooms and stairs, parking areas and other Common Areas;

(c)    Snow and ice removal services in the parking areas; and

(d)    A dumpster or trash compactor in the fenced area of the parking lot for the disposal of Tenant’s non-hazardous/non-controlled substances.

17.    Alterations.

17.1.    Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect or record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Ten Thousand Dollars ($10,000) in any one instance or Fifty Thousand Dollars ($50,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2.    Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3.    Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4.    Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations (other than Cosmetic Alterations), Tenant shall provide Landlord with complete “as-built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises.

17.5.    Before commencing any Alterations, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work.

17.6.    All Alterations, Signage, attached equipment, decorations, fixtures, movable laboratory casework and related appliances, trade fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Premises, made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease.

17.7.    Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.8.    Except as to those items listed on Exhibit H attached hereto, as may be updated from time to time with Landlord’s prior written consent, and except for Tenant’s unattached furnishings and unattached laboratory and office equipment (all of which is the property of Tenant and, subject to Section 17.7, may be removed by Tenant), all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

17.9.    Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.10.  In the event Tenant performs Alterations, Tenant shall pay to Landlord the actual costs incurred by Landlord for Landlord’s overhead and expenses for plan review, coordination,

scheduling and supervision thereof. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11.  Within sixty (60) days after final completion of the Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Tenant Improvements (or any other Alterations performed by Tenant with respect to the Premises), together with supporting documentation reasonably acceptable to Landlord.

17.12.  Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13.  Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates (as set forth in Section 23.4) and Lenders as additional insureds on their respective insurance policies.

18.      Repairs and Maintenance.

18.1.    Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including roofing and covering materials; foundations; exterior walls; parking areas; landscape areas; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems; elevators; electrical systems installed or furnished by Landlord and the equipment listed on the matrix attached hereto as Exhibit D in good condition and repair, damage thereto from ordinary wear and tear excepted.

18.2.    Except for services of Landlord, if any, required by Section 16.13 and Section 18.1 , Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof including maintenance of the laboratory services equipment exclusively serving the Premises and listed on the matrix attached hereto as Exhibit D, including the back-up generator and reverse osmosis water equipment, in good condition and repair, damage thereto from ordinary wear and tear and damage by fire and other casualty excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear (and, if the Lease is terminated pursuant to Article 24, damage by fire and other casualty) excepted; and shall, at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof; other than as described in Exhibit B. Landlord shall endeavor to assign any warranties it receives in connection with such laboratory services equipment, including the back-up generator, compressed air, central vacuum and reverse osmosis water equipment to Tenant upon completion of the Tenant Improvements.

18.3.    Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance.

Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4.    If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.5.    This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.

18.6.    Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses, unless such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance. Notwithstanding the foregoing, to the extent that the cost of such repairs or maintenance caused by Tenant’s act, neglect, fault or omissions are outside the limits of any insurance maintained or required to be maintained by Tenant under this Lease, but would be covered by insurance maintained or required to be maintained by Landlord under this Lease, Tenant’s obligations to pay the cost of such repairs and maintenance shall be subject to the waiver described in Section 23.7.

19.      Liens.

19.1.    Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2.    Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3.    In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten ( 1 0) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project. Upon request, Landlord shall execute such instruments as may be reasonably requested by vendor or lender of Tenant relating to the leasing or financing of Tenant’s equipment, furnishings, trade fixtures and other personal property.

20.    Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21.      Hazardous Materials.

21.1.    Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, or if contamination of the Project, any portion thereof, or any adjacent property by Hazardous Materials otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination.

This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by Tenant results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property.

21.2.    Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Term Commencement Date a list identifying each type of Hazardous Material to be present at the Project and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Project (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Term Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Project. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Term Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. If Tenant provides Landlord with Documents containing information of a proprietary nature and notifies Landlord in writing upon disclosure that such information is proprietary, Landlord shall keep the same confidential and shall not disclose such information to any third-party, except that Landlord may disclose such information (a) as may be required by Applicable Laws or in any judicial proceeding (provided that prior to disclosure Landlord gives Tenant reasonable notice of such requirement, if feasible) and (b) to Landlord’s attorneys, accountants and other bona fide consultants or advisers who are advised of the confidential nature of such information. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages.

21.3.    Notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

21.4.    At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s employees, agents, contractors or invitees. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.5.    If underground or other storage tanks storing Hazardous Materials are located on the Premises and used by or on behalf of Tenant or are hereafter placed on the Premises by or on behalf of Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

21.6.    Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7.    Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27 below.

21.8.    As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental. Authority.

21.9.    Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials; provided, however, that Tenant shall be entitled to exclusive use of two (2) fire control areas. Notwithstanding anything to the contrary in this Lease, the quantity of Hazardous Materials allowed by this Section 21.9 is specific to Tenant and shall not run with the Lease in the event of a Transfer (as defined in Article 29). In the event of a Transfer, if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the

Building or the Project, as applicable, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Building and the Project is not greater than New Tenant’s Pro Rata Share of the Building or the Project, as applicable.

22.    Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations, including in Tenant’s vivarium. Landlord and Tenant therefore agree as follows:

22.1.    Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2.    If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3.    Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4.    Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of the Tenant Improvements shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5.    If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23.    Insurance; Waiver of Subrogation.

23.1.    Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

23.2.    In addition, Landlord shall carry public liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Project.

23.3.    Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Term Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)).

23.4.    The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc. and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies authorized to do business in the state in which the Project is located and having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20)

days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

23.5.    Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

23.6.    In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building, the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

23.7.    Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (h) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

23.8.    Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

23.9.    Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

24.     Damage or Destruction.

24.1.    In the event of a partial destruction of (a) the Premises or (b) Common Areas of the Building or the Project ((a) and (b) together, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

24.2.    In the event of any damage to or destruction of the Building or the Project other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

24.3.    Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

24.4.    Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof

24.5.    In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately from the date of the casualty based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant with respect to the Premises.

24.6.    Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-

for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration, in which event this Lease shall automatically terminate.

24.7.    If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

24.8.    Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last eighteen (18) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.

24.9.    Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

24.10.    In the event that such restoration period is reasonably expected to exceed twelve (12) months from the date of Landlord’s notice in Section 24.3, and if Landlord shall not have otherwise exercised any right it has hereunder to terminate this Lease, Tenant shall have the right to terminate this Lease by written notice to Landlord. If Landlord shall advise Tenant that the restoration period is expected to be twelve (12) months or less from the date of Landlord’s notice, and if Landlord shall fail to restore the Premises or the portions of the Project serving the Premises within such twelve (12) month period (other than due to Force Majeure (other than that which caused the original casualty)), Tenant shall have the right to provide written notice to Landlord that Tenant intends to terminate the Lease (a “Intention Notice”). If Tenant provides Landlord with an Intention Notice pursuant to this Section, Landlord shall have an additional thirty (30) days from receipt of such Intention Notice to complete the repair, reconstruction or restoration. If Landlord does not complete such repair, reconstruction or restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice at the expiration of such thirty (30) day period. If Landlord does complete such repair, reconstruction or restoration within such thirty (30) day period, then this Lease shall continue in full force and effect.

24.11.    In the event this Lease is not terminated pursuant to this Article, and subject to availability, Landlord shall use commercially reasonable efforts to make available to Tenant, until the Premises are restored such that they are reasonably suitable for the conduct of Tenant’s business for the Permitted Use, other space in the Building or in another building owned by Landlord or an affiliate of Landlord that is reasonably suitable for the conduct of Tenant’s business for the Permitted Use.

25.     Eminent Domain.

25.1.    In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) items occurring prior to the damage or destruction and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof

25.2.    In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

25.3.    Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

25.4.    If; upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

25.5.    Notwithstanding anything contained herein to the contrary, in the event of a taking of the nature described in this Article that renders a material portion of the Premises unusable for the Permitted Use, Tenant shall have the right, upon written notice to Landlord, to terminate this Lease, in which case this Lease shall terminate as of the latest of (a) the date of the taking, (b) the date of Tenant’s vacation of the Premises in the condition required by this Lease and (c) the date of Landlord’s receipt of Tenant’s notice.

26.     Surrender.

26.1.    At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

26.2.    No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

26.3.    The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

26.4.    The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

27.     Holding Over.

27.1.    If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

27.2.    Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

27.3.    Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

27.4.    The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

28.     Indemnification and Exculpation.

28.1.    Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’, contractors’ or invitees’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct.

28.2.    Notwithstanding any provision of Section 28.1 to the contrary, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section.

28.3.    Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

28.4.    Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

28.5.    The provisions of this Article shall survive the expiration or earlier termination of this Lease.

29.     Assignment or Subletting.

29.1.    Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to (i) any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”) or (ii) any entity that succeeds to Tenant’s interest in this Lease by reason of merger, sale or acquisition (whereby the sale or acquisition consists of all or substantially all of Tenant’s stock and assets), consolidation or reorganization (“Tenant’s Successor”), provided that (x) Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate or Tenant’s Successor (each, an “Exempt Transfer”), (y) if Tenant ceases to exist as an ongoing business as a result of such Exempt Transfer, Tenant’s Successor must have a net worth equal to or greater than the net worth of Tenant as of the date immediately preceding such Transfer and (z) Tenant shall otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. The issuance or transfer of equity in Tenant shall be deemed an Exempt Transfer. In no event shall Tenant perform a Transfer at a net effective sublease rental rate that is less than ninety percent (90%) of the then fair market value for comparable office and laboratory space in the Watertown area to or with an entity that is a tenant at the Project, or that is in discussions or negotiations with Landlord to lease premises at the Project if Landlord has, or will have within the next three (3) months, comparable available space in the Project. In the event that Landlord does not have, or will not have within the next three (3) months, comparable available space in the Project, then the net effective rental rate to be charged by Tenant in connection with a Transfer shall not be restricted.

29.2.    In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

29.3.    Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.8 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code);

and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

29.4.    As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a)    Tenant shall remain fully liable under this Lease during the unexpired Term;

(b)    Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c)    Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

(d)    If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e)    The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f)    Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(g)    Tenant shall not then be in default hereunder in any respect;

(h)        Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i)        Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j)        Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k)        Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l)        Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m)        A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

29.5.    Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

29.6.    The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

29.7.    Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

29.8.    If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than as provided within Section 29.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of

Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

29.9.    If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

30.     Subordination and Attornment.

30.1.    This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, that, the subordination to future mortgages, deeds of trust or leases shall be conditioned upon Tenant’s receipt of a commercially reasonable non-disturbance agreement for future lenders and ground lessors of the Project.

30.2.    Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) business days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

30.3.    Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease (including increasing Rent or modifying the Term), if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

30.4.    In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

30.5.    Upon request by Tenant and at Tenant’s sole cost, Landlord shall endeavor to provide a non-disturbance agreement from all future lenders and ground lessors of the Project on a form to be reasonably agreed upon by Tenant. Landlord currently does not have a lender on the Project.

31.     Defaults and Remedies.

31.1.    Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of six percent (6%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that. Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

31.2.    No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

31.3.    If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

31.4.    The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a)        Tenant abandons the Premises;

(b)        Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant;

(c)        Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within said ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than sixty (60) days after Tenant’s receipt of written notice from Landlord;

(d)        Tenant makes an assignment for the benefit of creditors;

(e)        A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f)        Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g)        Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h)        Tenant fails to deliver an estoppel certificate in accordance with Article 20; or Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

31.5.    In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a)        Halt any Tenant Improvements and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;

(b)        Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c)        Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i)        The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii)        The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iii)        The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iv)        Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

(v)        At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 31.5(c)(i) and 31.5(c)(ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

31.6.    In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a)        Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b)        The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

31.7.    If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

31.8.    In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a)        First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b)        Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c)        Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d)        Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

31.9.    All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

31.10.  Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

31.11.  To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

31.12.  Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; provided, further, that Landlord agrees to commence performance as soon as is reasonably practicable and thereafter diligently prosecute the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

31.13.  In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

32.     Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

32.1.    Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

32.2.    32.2. A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

32.3.    32.3. A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

32.4.    The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

33.     Brokers.

33.1.    Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Richards, Barry, Joyce and Partners (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

33.2.    Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

33.3.    Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.

33.4.    Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

33.5.    Landlord represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Broker, and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant harmless from any and all cost or liability resulting from Landlord’s breach of said representation and warranty.

34.     Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

35.     Limitation of Landlord’s Liability.

35.1.    If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

35.2.    Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

35.3.    Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

36.     Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

36.1.    Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

36.2.    The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

37.     Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all

Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to its knowledge (having made no independent inquiry), its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

38.     Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or other non-public information that Tenant gives Landlord regarding Tenant’s ownership structure, its business operations, research or financial condition, whether received verbally, electronically or in writing. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that, prior to disclosure, the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section. Landlord’s obligations under this paragraph shall not be applicable to information that is or becomes generally known to, or ascertainable by, the public or Landlord, other than as a result of an unauthorized disclosure by Landlord or by persons or entities to whom Landlord has made an unauthorized disclosure. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages.

39.     Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

40.    Miscellaneous.

40.1.    Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

40.2.    To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord’s written request (not to exceed one time per year), the most recent year-end financial statements reflecting Tenant’s current financial condition audited by a nationally recognized accounting firm. Tenant shall, within one hundred twenty (120) days after the end of Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s year-end financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. All such financial statements shall be subject to the confidentiality obligations contained in Article 38. Landlord agrees that a breach of such confidentiality may cause Tenant harm for which recovery of damages would be an inadequate remedy, and in such event, Tenant shall be entitled to obtain injunctive relief, as well as such further relief as may be granted by a court of competent jurisdiction, but excluding special, punitive, exemplary or consequential damages.

40.3.    Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

40.4.    If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.

40.5.    Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

40.6.    Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

40.7.    Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

40.8.    Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.

40.9.    The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

40.10.    Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

40.11.    Landlord shall, upon Tenant’s request, execute and deliver to Tenant a mutually agreeable short form or memorandum of this Lease (“Memorandum of Lease”). Neither party shall record this Lease. Tenant shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation. Upon termination of this Lease, Tenant, at its sole cost and expense, shall record a discharge or termination of any previously recorded Memorandum of Lease.

40.12.    The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

40.13.    Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

40.14.    This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

40.15.    Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

40.16.    This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

40.17.    No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

40.18.    To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

40.19.    Except for (a) damages incurred by Landlord in connection with Tenant’s holdover after the expiration of the Term, (b) damages incurred by Landlord in connection with hazardous materials and (c) Tenant’s indemnification obligations in connection with hazardous materials, neither party shall be liable to the other for lost profits, damage to business, or any other form of special, indirect or consequential damages.

41.    Options to Extend Term. Tenant shall have two (2) options (each, an “Option”) to extend the Term by three (3) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

41.1.    Base Rent at the commencement of an Option term shall equal the then-current fair market value for comparable office and laboratory space in the Watertown area of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and shall be further increased on each annual anniversary of the Option commencement date during an Option term by two and seventy-five hundredths percent (2.75%). Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimation of the FMV of the Premises for the next applicable extension term. Landlord shall, within fifteen (15) days after such request, give Tenant a written proposal of the FMV for the applicable extension term. If Tenant gives written notice to exercise its Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimation as the Base Rent. If Tenant does not accept such proposed Base Rent, then the parties shall endeavor to agree upon the FMV of the Premises as of the first day of the applicable extension term. In determining the FMV, the parties shall take into account all relevant factors, including, without limitation, (a) the size of the Premises and length of the Option, (b) rent in comparable buildings in the relevant competitive market, including concessions offered to new tenants, such as free rent, tenant improvement allowances, and moving allowances, (c) Tenant’s creditworthiness and (d) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant gives written notice to exercise its Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Watertown area laboratory/research and development leasing market (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the Boston Chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the President of the AAA shall (a) have at least ten (10) years’ experience in the leasing of office and laboratory/research and development space in the Watertown area and (b) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Landlord and Tenant shall each submit to the Baseball Arbitrator and to the other its determination of the FMV. The Baseball Arbitrator shall afford to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) rent determinations more closely represents the FMV of the Premises. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The determination of the party so selected or designated shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of the applicable Option term, the amount of Base Rent payable during the applicable Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable in respect of the last year of the then-current Term. After the final determination of Base Rent payable for an Option term, the parties shall promptly execute a written agreement specifying the appropriate amount of Base Rent. Any failure of the parties to execute such written amendment shall not affect the validity of the Base Rent as so determined.

41.2.    No Option is assignable separate and apart from this Lease.

41.3.    An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option (the “Option Notice”) at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

41.4.    Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a)    During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b)    At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c)    In the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times and a service or late charge has become payable under Section 31.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

41.5.    The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.

41.6.    All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease two (2) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.

42.    Right of First Offer. Subject to the existing rights of Wolfe Laboratories, Inc., Tenant shall have a right of first offer (“ROFO”) as to any rentable premises in the Building for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, the term of the Available ROFO Premises shall be coterminous with the then-current Term. The Base Rent for the Available ROFO Premises shall equal the then-current FMV for comparable office and laboratory space in the Watertown area (including age, quality, level of finish and proximity to amenities and public transit and other relevant factors). To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”), which Notice of Marketing shall indicate Landlord’s estimation of the FMV for the Available ROFO Premises.

42.1.    Within ten (10) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing (“Tenant’s ROFO Notice”) whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises and whether Tenant accepts Landlord’s estimation of the FMV for the Available ROFO Premises. If Tenant fails to give Landlord Tenant’s ROFO Notice within said ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

42.2.    If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises, but does not agree with Landlord’s estimation of the FMV for the Available ROFO Premises, then the parties shall endeavor to agree upon the FMV for the Available ROFO Premises during the next fifteen (15) days. If Landlord and Tenant cannot agree on such FMV within such 15-day period, they shall mutually agree on a third party real estate broker with at least ten (10) years’ experience in the leasing of life science properties in the Watertown, Massachusetts area, who shall determine the FMV of the Available ROFO Premises, which determination shall be binding on Landlord and Tenant. Landlord and Tenant shall each pay one-half (1/2) of the cost of the broker. If Landlord and Tenant are unable to agree upon the third party real estate broker within 30 days after Landlord’s receipt of the Tenant’s ROFO Notice, then the same shall be designated by the Boston Chapter of the American Arbitration Association or any successor organization thereto .

42.3.    If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, or (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at a net effective rent (taking into consideration the manner in which Operating Expenses and other items of additional rent are handled, and any provisions for free rent, allowances, improvements and other concessions) not less than eighty-five percent (85%) of that stated in the Notice of Marketing.

42.4.    Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

42.5.    Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

42.6.    If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control; however, Landlord will use reasonable effort to exercise its rights to obtain possession of the Available ROFO Premises and deliver the same to Tenant thereafter.

42.7.    Notwithstanding anything in this Lease to the contrary, Landlord shall have no obligation to provide Tenant with a Notice of Marketing if less than twenty-four (24) months is remaining in the then-current Term.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-134 COOLIDGE AVENUE LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen

Name:	Kevin M. Simonsen

Title:	Vice President, Real Estate Counsel

TENANT:

BLEND THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Michael J. Morin

Name:	Michael J. Morin

Title:	COO/President R&D

EXHIBIT A-1

PREMISES

See attached 1 page.

A-1-1

EXHIBIT A-1

FIRST FLOOR

BIOMED REALTY TRUST, INC

134 COOLIDGE STREET
WATERTOWN, MASSACHUSETTS

BLEND THERAPEUTICS

EXHIBIT A-2

TEMPORARY SPACE

See attached 1 page.

A-2-1

EXHIBIT A-2

SECOND FLOOR

BIOMED REALTY TRUST, INC

134 COOLIDGE STREET
WATERTOWN, MASSACHUSETTS

BLEND THERAPEUTICS

EXHIBIT B

TENANT IMPROVEMENTS

See attached 16 pages.

B-1

12/12/11

Exhibit B

TENANT IMPROVEMENTS

●	Finishes

o	Office

◾	Flooring – VCT in break room and carpet throughout remainder of space.

◾	Walls – Drywall and latex paint. Existing partitions to be re-used per Drawing PL-5 dated November 29, 2011 and prepared by R.E. Dinneen Architects & Planners, Inc.

◾	Ceilings – Suspended ceiling with acoustical tiles.

◾	Doors - Wood with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate. Landlord reserves right to re-use existing doors.

◾	Folding Partition – Supply and install folding partition between break and conference room. Folding partition to be similar to Modernfold Acoustici-Seal Model 911.

◾	Appliances – Supply and install one (1) refrigerator. Supply and installation of remaining appliances by Tenant.

◾	Window Treatments – Vertical blinds with room darkening shades in conference rooms and meeting room.

o	Office

◾	Flooring – Unwaxed VCT

◾	Walls – Drywall and latex paint.

◾	Ceilings – Suspended ceiling with vinyl-coated gypsum ceiling tiles. Height shall be maximum achievable given structural and mechanical limitations.

◾	Doors - Wood with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate. Landlord reserves right to re-use existing doors.

o	Restrooms

◾	Existing finishes to remain.

o	Animal Care Facility

◾	Flooring – Epoxy with cove base or sheet vinyl with welded seams and cove base.

◾	Walls – Drywall and epoxy paint.

◾	Ceilings – Drywall and epoxy paint in holding room. Suspended ceiling with gasketed vinyl-coated gypsum ceiling tiles. Height shall be maximum achievable given structural and mechanical limitations.

◾	Doors – Hollow metal with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate.

o	Biology Lab, Chemistry Lab, Analytical Lab, and Formulations Lab

12/12/11

◾	Flooring – VCT

◾	Walls – Drywall and latex paint.

◾	Ceilings – Suspended ceiling with vinyl-coated gypsum ceiling tiles. Height shall be maximum achievable given structural and mechanical limitations.

◾

Doors – Hollow metal or wood with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate. Landlord reserves right to re-use existing doors.

◾	Window Treatments – Vertical blinds.

o	Tissue Culture Lab

◾	Flooring – Sheet vinyl with welded seams and cove base.

◾	Walls – Drywall and epoxy paint.

◾	Ceilings – Suspended ceiling with vinyl-coated gypsum ceiling tiles. Height shall be maximum achievable given structural and mechanical limitations.

◾	Doors – Hollow metal with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate.

◾	Window Treatments – Vertical blinds.

o	Lab Support

◾	Waste Storage

●	Flooring – VCT

●	Walls – Drywall and latex paint.

●	Ceilings – Suspended ceiling with vinyl-coated gypsum ceiling tiles. Height shall be maximum achievable given structural and mechanical limitations.

●

Doors – Hollow metal or wood with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate. Landlord reserves right to re-use existing doors.

◾	PH Room

●	Flooring – None

●	Walls – Drywall and latex paint.

●	Ceilings – Suspended ceiling with vinyl-coated gypsum ceiling tiles. Height shall be maximum achievable given structural and mechanical limitations.

●

Doors – Hollow metal or wood with vision lights, hardware (mag locks and associated hardware supplied and installed by Tenant), and automatic closers as appropriate. Landlord reserves right to re-use existing doors.

o	Lab Casework

12/12/11

●	Fixed Casework - Per Drawing PL-5 dated November 29, 2011 and prepared by R.E. Dinneen Architects & Planners, Inc. Boxes to be maple. Tops to be epoxy.

●	Modular Casework

o

Nineteen (19) 5-foot moveable benches similar to Formaspace benches with one (1) 4-drawer 18-inch wide cabinet unit (wood box or metal box with wood front) per bench, one (1) 4-drawer 18-inch wide cabinet/drawer unit (wood box or metal box with wood front), per bench, two (2) shelves with front and back lips, and epoxy tops.

o

Thirty (30) 6-foot moveable benches similar to Formaspace benches with one (1) 4-drawer 18-inch wide cabinet unit (wood box or metal box with wood front) per bench, one (1) 4-drawer 18-inch wide cabinet/drawer unit (wood box or metal box with wood front), two (2) shelves with front and back lips, and epoxy tops

●	HVAC

o

Animal Care Facility, Biology Lab, Tissue Culture Lab, Chemistry Lab, Analytical Lab, Formulations Lab, and Lab Support – HVAC systems shall meet requirements as outlined in attached memo dated November 29, 2011 from Arthur J. Brunelle of A.J.B. Consultants. Requirements shall be met with new exhaust and make-up air handling units. In the event of a power failure, secondary HVAC to the animal care facility shall be provided via a stand-by powered recirculating fan, which draws air from the plenum.

o

Administrative and Operations Office Areas - HVAC systems shall meet requirements as outlined in attached memo dated November 29, 2011 from Arthur J. Brunelle of A.J.B. Consultants with the understanding that private offices will not be equipped with individual temperature controls. Landlord reserves right to meet requirements with existing roof-top units.

o	Server Room - HVAC systems shall meet requirements as outlined in attached memo dated November 29, 2011 from Arthur J. Brunelle of A.J.B. Consultants.

o	Fume Hoods – Provide and install five (5) 6-foot Type II, one (1) 6-foot Type III, and six (6) 8-foot Type I fume hoods per attached specifications.

o	Snorkels – Supply and install a snorkel in the chemical waste storage room.

o	Vented Enclosure for Balance Table – Provide exhaust drops only. Vented enclosures by Tenant.

●	Plumbing

o	Lab Waste - New lab waste treatment system shall be provided.

o	Emergency Showers – Install required emergency showers. Tempered water shall be provided via existing water heater.

12/12/11

o	Reverse Osmosis System - Provide new reverse osmosis system and distribution to autoclave, glass washers, and two (2) water polishers (polishers installed by Landlord and supplied by Tenant).

o	Sinks/Fixtures - Install sinks and fixtures per Drawing PL-5 dated November 29, 2011 and prepared by R.E. Dinneen Architects & Planners, Inc. Hot water shall be provided via existing water heater.

o	Vacuum System – Provide distribution to thirty (30) overhead service panels and hoods. Vacuum shall be provided via existing vacuum system.

o	Compressed Air System – Provide distribution to seventeen (17) overhead service panels and hoods. Compressed air shall be provided via existing compressed air system.

o	Lab Gases

◾	Carbon Dioxide – Manifold and distribution to 4 (four) overhead service panels.

◾	Nitrogen – Manifold and distribution to 14 (fourteen) overhead service and hoods.

o	Autoclave – Supply and install AMSCO Eagle Series 3000 autoclave.

o	Glass Wash – Supply and install three (3) Miele G7883 under-counter glass washers.

●	Fire Protection

o	Provide code-compliant fire protection throughout.

●	Electrical

o	Panelboards and Transformers - Re-use existing panelboards and transformers to greatest extent possible.

o	Generator and Automatic Transfer Switch – Provide new 50 kW diesel generator. Installation subject to approval by local authorities.

o	Lighting

◾	Lab Areas - Lighting systems shall meet requirements as outlined in attached memo dated November 29, 2011 from Arthur J. Brunelle of A.J.B. Consultants.

◾

Office Areas – Lighting systems shall meet requirements as outlined in attached memo dated November 29, 2011 from Arthur J. Brunelle of A.J.B. Consultants with the exception of lighting in existing offices and conference rooms, which shall be re-used.

o

Electrical Distribution – Electrical distribution shall be sufficient to meet requirements as outlined in attached memo dated November 29, 2011 from Arthur J. Brunelle of A.J.B. Consultants and attached Equipment Matrix dated November 27, 2011 (Revised December 8, 2011) and prepared by A.J.B. Consultants.

o	Grounding Bar – Supply and install

o	Fire Alarm – Provide code complaint system throughout.

o

Access Controls – By Tenant. Landlord to provide “rings and strings” for card readers and prepare new doors for installation of access controls. Existing doors will require field modification by Tenant.

o	Security – By Tenant.

o	Tel/Data – By Tenant. Landlord to provide “rings and strings.”

STORAGE
BOILER ROOM
CHEMICAL WASTE
BIO WASTE
ROOF/ VAC/ HOT WATER
FREIGHT ELEVATOR
GAS STORAGE
CAGED STORAGE
STORAGE ROOM
TEL/DATA
SHIPPING/ RECEIVING
FORMULATION LAB
ANALYTICAL LAB
CHEMISTRY LAB
OFFICE
CONF
CONFERENCE ROOM
MEETING ROOM
COFFEE
COATS
MEN'S RESTROOM
WOMEN'S RESTROOM
CORRIDOR
ELEV.
ELEVATOR ROOM
JANITOR
LOBBY
VESTIBULE
STAIR #1
DIRTY CAGE
GOWN
GLASS WASH
SERVER
MECHANICAL
PH ROOM
ANIMAL CARE FACILITY
CAGE PREP
PROCEDURE
HOLDING
SHARED EQUIPMENT
STABILITY CHAMBER
BIOLOGY LAB
STAIR #2
TISSUE CULTURE LAB
SPRINKLER WATER SERVICE
ELECTRIC ROOM
BREAK
TEL RM
PH ROOM
CONFERENCE ROOM

1. Exact placement of future partitions subject to field verification of existing conditions.
2. Cubes, furniture, reception desk, fixtures, and equipment by Tenant.

R.E. DINNEEN ARCHITECTS & PLANNERS, INC.
123 North Washington Street Boston, Massachusetts 02114-2143
tel 617 227 7727 fax 617 227 1870

PROJECT NO. 11190.11
PROJECT NAME BLEND BIOSCIENCES

134 COOLIDGE AVENUE
WATERTOWN,
MASSACHUSETTS

SHEET TITLE FIRST FLOOR PRELIMINARY LAYOUT

ISSUE DATE : 29 NOVEMBER 2011
SCALE : 1/8" = 1'-0"

PL-5

© COPYRIGHT 2011 R.E.D.A.P.

EXHIBIT C

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [                ], 2012, with reference to that certain Lease (the “Lease”) dated as of December 12, 2011, by BLEND THERAPEUTICS, INC., a Delaware corporation (“Tenant”), in favor of BMR-134 COOLIDGE AVENUE LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1.        Tenant accepted possession of the Premises on [                ], 2012.

2.        The Premises are in good order, condition and repair.

3.        The Tenant Improvements are Substantially Complete.

4.        All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Premises.

5.        In accordance with the provisions of Article 4 of the Lease, the Term Commencement Date is [                ], 2012, and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [                                ], 2016.

6.        Tenant commenced occupancy of the Premises for the Permitted Use on        [    ], 2012.

7.        The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [                ]].

8.        Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9.        The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [                    ], 2012, with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
[ ]/[ ]/[ ]-	16,518	$0.00 annually	$0.00	$0.00

[ ]/[ ]/[ ]
[ ]/[ ]/[ ]- [ ]/[ ]/[ ]	16,518	$15.25 annually	$20,991.63	N/A
[ ]/[ ]/[ ]- [ ]/[ ]/[ ]	16,518	$22.88 annually	$31,494.32	N/A
[ ]/[ ]/[ ]- [ ]/[ ]/[ ]	16,518	$31.42 annually	$43,249.63	$518,995.56
[ ]/[ ]/[ ]- [ ]/[ ]/[ ]	16,518	$32.35 annually	$44,529.78	$534,357.30

10.        The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

BLEND THERAPEUTICS, INC.,

a Delaware corporation

By:
Name:
Title:

EXHIBIT D

MAINTENANCE MATRIX

E-1

EXHIBIT E

FORM OF LETTER OF CREDIT

[on letterhead or L/C letterhead of Issuer.]

LETTER OF CREDIT

Date: ____________, 200__

(the “Beneficiary”)

Attention:
L/C. No.:
Loan No. :

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $                            , expiring at        :00 p.m. on                 or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in                                           are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of                (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s     office at                            on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”):

(a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond (the “Outside Date”)) unless, on or before the date 60 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:                            (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the International Standby Practices 98 (“ISP 98”); and (b) to the extent not inconsistent with ISP 98, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

ATTACHMENT 1 TO EXHIBIT E

FORM OF SIGHT DRAFT

[BENEFICIARY    LETTERHEAD]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of                        , the sum of                            United States Dollars ($                        ). Drawn under [Issuer] Letter of Credit No.                            dated                                 .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:            .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

E-1-1

ATTACHMENT 2 TO EXHIBIT E

FORM OF TRANSFER NOTICE

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.                                    dated                                      (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

E-2-1

EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1.        Neither Tenant nor Tenant’s employees, agents, contractors or invitees shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2.        Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3.        If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens, hanging plants or similar objects at its sole cost and expense.

4.        No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5.        Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building(s) to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6.        Tenant shall not use any method of heating or air conditioning other than that present at the Project and serving the Premises as of the Execution Date.

7.        Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8.          Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by Tenant or its employees, agents, contractors and invitees.

9.          Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Areas shall be held in secondary containment devices.

10.        The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees use and (c) equipment shown on plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

11.        Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

12.        Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

13.        Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

14.        Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

15.        Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

16.        Tenant shall not permit any animals in the Project, other than for guide animals or for use in laboratory experiments.

17.        Bicycles shall not be taken into the Building(s) except into areas designated by Landlord.

18.        The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

19.        Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

20.           Smoking is prohibited at the Project.

21.          The Project’s hours of operation are currently 24 hours a day, seven days a week and, subject to the terms of the Lease, Tenant shall have access to the Premises during all such hours, except during reasonable closures for repairs or maintenance pursuant to the terms of this Lease, or as the result of casualty or other circumstances beyond Landlord’s control.

22.          Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

23.          Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on as needed to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, contractors and invitees.

EXHIBIT G

Intentionally omitted.

EXHIBIT H

TENANT’S PERSONAL PROPERTY

1.	GMP Stability chambers located in the Analytical Development Area
2.	Deionized Polisher located in the Chemistry Area
3.	Deionized Polisher located in the Glass Wash Area
4.	Four (4) vented hoods for weigh tables located in the formulations lab

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-134 Coolidge Avenue LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attention: Vice President, Real Estate Counsel

BioMed Realty, L.P.

17190 Bernardo Center Drive

San Diego, California 92128

Re:	The premises (the “Premises”) at 134 Coolidge Avenue, Watertown, Massachusetts (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1.        Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of [             ], 20[        ]. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [             ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [         ], 20[     ].

2.        Tenant took possession of the Premises, currently consisting of [             ] square feet, on [         ], 20[    ], and commenced to pay rent on [             ], 20[    ].    Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [                 ]].

3.        All base rent, rent escalations and additional rent under the Lease have been paid through [         ], 20[    ].    There is no prepaid rent[, except $[             ]][, and the amount of security deposit is $[             ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4.        Base rent is currently payable in the amount of $[             ] per month.

5.        Tenant is currently paying estimated payments of additional rent     of $[             ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6.        All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[,     except [             ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7.        The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [                 ]].

8.        [Tenant has the following expansion rights or options for the Property:                    [                 ].][OR][Tenant has no rights or options to purchase the Property.]

9.        To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10.      The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], [LANDLORD], BioMed Realty, L.P., BioMed Realty Trust, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in    the Lease.

Dated this [        ] day of [             ], 20[     ].

BLEND THERAPEUTICS, INC.,

a Delaware corporation

By:

Name:

Title:

EXHIBIT J-1

EXTERIOR BUILDING SIGNAGE LOCATIONS

See attached 1 page.

EXHIBIT J-1

EXHIBIT J-2

SIGNAGE ZONING ORDINANCE

See attached 7 pages.

EXHIBIT J-2

ARTICLE VII

SIGNS AND ILLUMINATION

7.00	Intent and Purpose	7.06	Signs in NB, LB, CB and PSCD Districts
7.01	Definition of Terms	7.07	Signs in Industrial Districts
7.02	Application and Procedure	7.08	Permitted Illumination
7.03	Signs in All Districts	7.09	Non-Conformance
7.04	Signs in S-10, S-6, SC, CR, T and OSC Districts	7.10	Watertown Square Design Overlay District
7.05	Signs in R.75 and R1.2 Districts, and For Residential Uses in the 1-3 District

SECTION7.00       INTENT AND PURPOSE

A sign is a unique type of accessory structure, which because of its potential impact on adjacent lots and on adjacent public street and land, warrants the regulation contained in this Zoning Ordinance. It is recognized that signs perform important functions in communicating messages which are essential for public safety and general welfare, provide information about types of goods and services available at permitted uses, and provide orientation. Therefore, it is hereby found and declared that regulation of signs is necessary to promote the health, safety and general welfare by:

(a)	lessening hazards to vehicular and pedestrian traffic;

(b)	preventing unsightly and detrimental development which is a potential blighting influence upon residential, institutional, public business and industrial uses, and detrimental to property value;

(c)

preventing signs from becoming so excessive in number, size, intensity, brilliance, or impact that they obscure or distract from 1) public signs essential to the orderly and safe movements of goods and persons in the Town, or 2) one another to the detriment of all concerned;

(d)	facilitating easy recognition and immediate legibility of permitted signs; and

(e)	securing certain fundamentals of good design for the Town.

The provisions of this article are complementary to, and shall not be construed as inconsistent with, or in contravention of, Sections 29 to 33 of Chapter 93 of the General Laws of Massachusetts.

SECTION7.01      DEFINITION OF TERMS

(a)	Accessory sign: any sign relating to business, service, or products including national brand products, supplied on the premises on which the sign is located.

(b)

Animated or Flashing Sign: any sign or attention-catching device which in part or whole moves or flashes or contains traveling lights or gives the impression of any movement or flashing whether such effect is generated by natural or artificial forces.

(c)	Banner Sign: any piece(s) of fabric displaying a distinctive insignia, identifying wording and/or symbolic representation of a business, service or activity.

(d)	Directional Sign: any sign whose only purpose is to direct traffic to proper entrance or exit.

(e)	Identifying Sign: any sign giving no more than the name, address and telephone number of the business or occupant of the premises or of its operator and the hours open for business.

(f)	Illuminated Sign: any sign which is lighted by artificially generated light, either directly or indirectly.

(g)	Marque Sign: an identifying sign hanging from or supported by a permanent marquee or overhang.

(h)	Monument Ground Sign: a sign that is anchored directly on the ground, not exceeding 32 square feet in gross area, nor 4’ in height and which shall be externally illuminated.

(i)	Non-accessory Sign: any billboard; or any sign or advertising device advertising a business, service, product or activity at other locations.

(j)	Pole or Pylon Sign: any sign supported by or suspended from a freestanding column or columns designed solely to support said sign and set directly on the ground.

(k)	Projecting Signs: any non-translucent sign which is affixed at a right angle to the building wall.

(l)	Symbol Sign: any non-translucent sign which is a three-dimensional representation or illustration of the activity of the business or service.

(m)

Temporary Sign: any sign constructed of light material which is intended to be displayed for a short period of time only. A Temporary Accessory Sign is one which is accessory to an activity on the premises, such as the temporary sign of a real estate agent, architect, contractor, painter or other artisan or advertising a sale or other temporary activity in progress, and such sign may be placed on the ground or attached to a wall. A Temporary Non-Accessory Sign refers to an event not related to the premises and may also be in the form of a placard or banner attached to posts or trees on private property only. A Temporary Identifying Sign is one which identifies the business at the location where it is, or will be, erected during the period of construction, or alteration, or during the replacement of an obsolete or inapplicable sign.

(n)	Translucent Sign: any sign illuminated from the interior by an even light.

(o)	Wall Sign: a sign painted on or attached and parallel to the wall of a building, but not including signs attached to fences unless set back from all lot lines as required for a building in a district.

SECTION7.02      APPLICATION AND PROCEDURE

(a)

Application for a construction permit shall be made in writing to the Building Inspector, subject to review by the Department of Community Development and Planning (DCDP), for all permanent signs. Said applications shall contain the following information:

(1)	name, address and telephone number of applicant;

(2)	location and position of sign;

(3)	drawings and plans showing the building facade and the proposed sign, with specifications, and in the case of symbol or banner signs, section plans are required;

(4)	written consent of the owner of the building and land;

(5)	such other information as the Building Inspector, Zoning Enforcement Officer or Planning Board may require;

(6)

In the case of any projecting, symbol or banner sign, liability insurance in an amount to be determined by the Town to be appropriate (which in no case shall be less than $250,000/$500,000 personal injury and $50,000 property damage) shall be carried by the owner of said sign and a certificate of same shall be filed with the application.

(b)	Within five working days, the Building Inspector shall refer the application and accompanying material to the DCDP.

(c)

After receipt of the application and all required material, the DCDP staff shall review the application. The DCDP staff shall submit its recommendations in writing to the Building Inspector. The recommendations shall be based on such sign design booklets and such design guidelines as the Planning Board may adopt.

(d)

Upon receipt of the DCDP’S report or the lapse of fifteen (15) working days from his referral to the DCDP without such report, the Building Inspector may issue a permit for a sign which conforms to the DCDP’S recommendations, if any, the regulations in the Zoning Ordinance, and such technical requirements as are within the Building Inspector’s jurisdiction.

(e)	A second review may be requested with the following procedure:

(1)

If an applicant is aggrieved by the determination of the Building Inspector, he may seek an advisory opinion by the Planning Board. Such action is to take place by the Planning Board not more than 45 days following a request for a hearing before the Planning Board.

(2)

If the Building Inspector requests an advisory opinion of the Planning Board prior to issuance of the necessary permits for the sign, the Building Inspector or the Zoning Enforcement Officer may submit the matter to the Planning Board within a 45 day period.

(3)	Neither of the above two actions shall exclude the applicant from formally requesting a decision of the Board of Appeals.

SECTION 7.03    SIGNS IN ALL DISTRICTS

(a)	Placement of Signs

(1)	One sign, unless otherwise specified, may be placed either on each wall facing a street, or in each yard facing a street provided it is set back to at least one-half the depth of the required setback.

(2)

A sign, other than traffic control and route signs authorized by public agencies, shall not be placed within a public right of way, except permitted wall sign, banner projecting and symbol signs adjacent to a sidewalk.

(3)	A sign shall not be designed or colored or so placed as to endanger, obscure, confuse, blind by glare or otherwise create a hazardous condition to motor vehicle traffic.

(4)

Directional signs necessary to give clear direction to a parking lot or building entrance on the premises are permitted. Such signs shall not exceed three (3) feet in any dimension nor more than (4) feet high on a pole or pylon unless placed on a permitted wall or building.

(5)	A free standing pole or pylon, or wall sign or any part thereof, shall not exceed twenty (20) feet above ground level.

(6)	Roof signs of any type, in any district, are prohibited.

(b)	Projection of Signs

(1)	A sign or symbol attached to a building shall not project above the building wall to which it is attached, and shall not obscure any part of the roof of the building.

(2)	A sign, except for the projection of a symbol or banner, shall not project more than six (6) inches from the building wall.

(3)

A symbol sign and support thereof, shall not project more than thirty-six (36) inches from the building wall, and no part thereof shall extend below eight (8) feet from ground level. The vertical dimension of the symbol shall not exceed forty-eight inches.

(4)	A banner sign must be set back at least two (2) feet from the curb line and be at least seven

(7) feet above ground level. The total area of a banner may not exceed fifty (50) square feet.

(5)

Permanent awnings on store fronts shall be at least 9 feet above any public walkway; any information on said awning which is consistent with the definition of the term Accessory Sign shall be considered as Accessory Signs.

(c)	Conditions of temporary signs

One temporary sign is permitted, as follows:

(1)	A temporary identifying sign, not exceeding the permitted size for a permanent sign, may be erected for not more than sixty (60) days.

(2)

A temporary accessory sign shall not exceed six (6) square feet and shall be removed from public view by those responsible for its erection within seven (7) days after the activity advertised has ceased or after substantial damage to the sign, whichever comes first.

(3)	A temporary non-accessory sign is limited to a period of forty-five (45) days preceding and not over seven (7) days after the relevant event.

(d)	Calculation of sign area

(1)

For a wall or marquee sign, the calculation of sign area in the NB, LB, CB and I districts shall be a percentage of the building facade. The dimensions used in calculating this percentage shall be the horizontal measure of the frontage of the business and the vertical measure not exceeding the top of the second story of a building.

(2)	For a pole or pylon sign, the calculation of sign area shall use the dimensions of one surface only to comply with the limits of Sections 7.03 through 7.07.

(e)	Gasoline station signs

Regulations governing the size of identifying signs and the size of accessory signs for gasoline stations may be reversed. If the regulations are reversed, the identifying sign must comply with the regulations for accessory signs and the accessory sign must comply with the regulations for identifying signs.

(f)	Maintenance of signs

It shall be the responsibility of sign owners to provide proper and continual maintenance for their sign(s) and sign structure(s).

(g)	Prohibited signs and conditions

(1)	No animated or flashing signs or attention-catching devices shall be permitted.

(2)	No non-accessory signs other than permitted temporary non-accessory signs shall be permitted.

(3)	No interior and/or supporting infrastructure of a sign shall be exposed to public view other than permitted projecting symbol signs.

SECTION 7.04        SIGNS IN S-10, S-6, SC, CR, T AND OSC DISTRICTS

In any S-10, S-6, SC, CR, T and OSC district, no sign or advertising device shall be permitted except as follows:

(a)

One identifying sign displaying the street number or name of the occupant of the premises, or both, not exceeding two (2) square feet in area. Such sign may include identification of a permitted accessory professional use and identify other permitted accessory uses including a customary home occupation.

(b)	One identifying sign for permitted non-conforming use, not exceeding ten (10) square feet in area.

(c)	Two identification signs are permitted on each building for churches and institutions, one not exceeding twenty (20) square feet in area and one not exceeding ten (10) square feet in area.

SECTION 7.05         SIGNS IN R.75 AND R1.2 DISTRICTS, AND FOR RESIDENTIAL USES IN THE 1-3 DISTRICT

In the R.75 or R1.2 Districts, or with respect to any residential use in the 1-3 District, no sign or other advertising device shall be permitted except as follows:

(a)	As permitted in S-10, S-6, SC, CR, T and OSC Districts.

(b)

For multiple unit structures, up to two (2) identifying signs indicating the name of the individual multiple unit structure(s) and/or the street address, wherein the aggregate area of the sign(s) shall not exceed twenty square feet.

(c)	One identifying sign in connection with a lawfully maintained non-conforming use, not exceeding twenty (20) square feet in area.

SECTION 7.06        SIGNS IN THE NB, LB, CB, I, AND PSCD DISTRICTS

In any NB, LB, CB, I, and PSCD district, no on-premise sign or advertising device shall be permitted except as follows:

(a)	As permitted in S-10, S-6, SC, CR, T, OSC, R.75 and R1.2 districts.

(b)

One identifying sign for each use. If free standing pole or pylon sign, said identifying sign may be up to sixteen (16) square feet. If a wall or marquee sign, said identifying sign may be up to five (5) percent of the area of the wall or building facade. The dimensions used in calculating this percentage shall be the horizontal measure of the frontage of the business and the vertical measure not exceeding the top of the second story of the building facade (also see (d)).

(c)

One accessory wall, marquee, pole or pylon sign for each use. In no instance may the total area of an accessory sign exceed thirty (30) percent of the total area of the identifying sign for each occupant (also see (d)). An accessory sign may contain words describing the business, or may repeat the name of the business.

(d)

In the case of a single story structure, paragraphs (b) and (c) above or the following may be applied. One identifying wall or marquee sign may be up to ten (10) percent of the area of the wall or building facade. The dimensions used in calculating this percentage shall be the horizontal measure of the frontage of the business and the vertical measure to the roof or parapet line. This option excludes the use of any accessory sign(s).

(e)	In no instance may the gross area of all signs including accessory signs on one building exceed 200 square feet in area.

(f)

Temporary signs may be attached or lettered on the interior of the window. Such signs shall not be included in the aggregate sign area in paragraphs (b) and (c), or paragraph (d) above. The aggregate area of all signs in any window, either permanent or temporary, shall not exceed twenty (20) percent of the area of such window. All neon signs and permanent graphics and their dimensions shall be listed on the sign permit application. All temporary signs are subject to regulations in Section 7.03(c).

(g)

Projecting signs shall be considered as accessory signs and shall be permitted if they are not more than nine (9) square feet in total area and having the lowest point of the sign at least nine (9) feet above grade. Further, no portion of the projecting sign shall be more than four (4) feet from the building wall, and the projecting sign shall be placed at a right angle to the building wall. Illumination from the interior of all projecting signs shall be prohibited and other forms of illumination shall be consistent with this Ordinance.

SECTION 7.07    SIGNS IN INDUSTRIAL DISTRICTS

Except for residential uses in the 1-3 district, which shall be governed by Section 7.05 above, in any I district, no on-premise sign or advertising device shall be permitted except as follows:

(a)	As permitted in S-10, S-6, SC, CR, T, OSC, R.75 and R1.2 districts.

(b)

One identifying sign for each use. If free standing pole or pylon sign, said identifying sign may be up to twelve (12) square feet. If a wall or marquee sign, said sign may be up to five (5) percent of the area of the first two stories of the wall or building facade to which applied.

(c)	In no instance may the gross area of all signs on one building exceed two hundred (200) square feet in area.

(d)

One free standing sign may be permitted for the purpose of a business directory provided that no more than three (3) square feet shall be permitted thereon for each use. The aggregate sign area shall not exceed fifteen (15) square feet.

(e)

One accessory wall or pole sign for each use. The total area of the accessory wall sign shall not exceed 10% of the total area of the identifying sign. A freestanding accessory sign may not exceed 12 square feet or be more than 10% of the total identifying sign.

SECTION 7.08    PERMIITED ILLUMINATION

(a)	In all districts, any lighting of a sign or advertising device shall be continuous and installed in a manner that will prevent direct light from shining onto any street or adjacent property.

(b)

In residential districts, all signs or advertising devices shall be stationary and may not contain any visible moving or movable parts; no sign or advertising device shall be of neon type or exposed gas-illuminated tube type; no sign or advertising device shall be illuminated during hours when the establishment is closed to the public.

(c)	In NB, LB, CB, I, and PSCD districts, the following signs, in addition to the above are permitted:

(1)                 translucent

(2)                 signs of neon or exposed gas-illuminated tube type.

SECTION 7.09    NON-CONFORMANCE

(a)

Any sign erected after the date that this Article VII was originally adopted (June 30, 1982) which because of a change in occupancy ceases to refer to a permitted business being conducted, or product sold, on the premises, shall be removed at the expense of the owner, agent, or person having the beneficial use of the building or property upon which the sign is located within sixty (60) days after written notification from the Inspector of Buildings or within such longer period not exceeding one year as the Inspector of Buildings may determine.

(b)

Any signs legally erected before the date that this Article VII was originally adopted (June 30, 1982) may continue to be maintained, provided however, that no such sign shall be permitted if, after such date, it is enlarged, or altered in any substantial way, except to conform to the requirements of this Zoning Ordinance. Notwithstanding this, the panels of such sign may be changed to reflect a changed product line. Further, any such sign which has deteriorated to such an extent that the cost of restoration would exceed thirty-five (35) percent of the replacement cost of the sign at the time of the restoration shall not be repaired or rebuilt or altered except to conform to the requirements of this Zoning Ordinance. Any exemption provided in this Section 7.09(b) shall terminate with respect to any sign that:

(1)	shall have been abandoned,

(2)	advertises or calls attention to any products, businesses or activities which are no longer sold or carried on, whether generally or at the particular premise, or

(3)	shall not have been repaired or properly maintained within thirty (30) days after notice to that effect has been given by the Inspector of Buildings.

(c)	The erection of non-accessory signs is prohibited.

SECTION 7.10    WATERTOWN SQUARE DESIGN OVERLAY DISTRICT

Signs in the Watertown Square Design Overlay District shall conform to all provisions of Article VII except as otherwise specified in Section 5.09.

EXHIBIT J-3

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